Exhibit 99.1

FOR IMMEDIATE RELEASE

Experienced Banking Industry Executives Add Strength to Board of Directors

Käthe Anchel Joins as Virtual Piggy CEO and Martha Snider Joins Virtual Piggy as Chairman of the Board

LOS ANGELES – November 17, 2015 – Virtual Piggy, Inc. (OTCQB: VPIG), provider of award-winning payment technology, Oink, announced today the addition of Käthe Anchel to Virtual Piggy as CEO, and Martha McGeary Snider to Virtual Piggy as Chairman of the Board.

Käthe Anchel (pronounced Kayta) joins with more than 15 years of diversified experience leading across product, design and strategy organizations. Käthe has dedicated her career to building – and nurturing teams that build – impactful digital product experiences and platform business models.

With a focus on bridging payments technologies with content and commerce, she has worked with global leaders in finance, mobile payments, education, healthcare, retail and content to launch and grow products and brands. Prior to joining Oink, Käthe served as a leader within the Global Consumer Products team of PayPal and previously at eBay Enterprises heading up product experience design.

With a passion for delivering solutions to the youth market, Käthe will lead Oink into the youth payments space that not only connects young people and families with a safe, secure way to receive, manage and spend money, but also delivers the last mile of financial literacy for 21st century youth. In her free time, Käthe pens young adult novels and is the mother of two boys and a girl (aka her captive focus group).

“I am energized to join this venture at a time when, as parents (and as a company), we're competing for the attention of our young people with streaming media content that is exploding in quantity, diversity and channel distribution. How do you tackle something like financial literacy and safe commerce in a world like this? We start with fueling experiences and conversations that give young people the tools and a foundation for how to measure and create value. How our world structures and perceives the complex idea of value - whether it is the value of currency, time, services, ideas, or connections - greatly influences a young person’s view of their own self-worth and opportunities for growth,” said Käthe Anchel, CEO of Virtual Piggy. “Our mission is to become a platform for change that empowers young people to make smart choices around the things they value in life, setting them up to become financially responsible and impactful citizens.”

Anchel added that, "as a parent, sometimes it can seem like it is easier to talk about sex than it is to talk about money. But we as parents come by this honestly. Historically, financial literacy has been an elective at best, absent from most curriculums and avoided in family dialog. If we’re going to truly prepare our children for the real world, we need a catalyst for building new habits and for starting new conversations. We believe we can be that catalyst."

Martha McGeary Snider has served as the chair of the Board of Advisors for Virtual Piggy, Inc. since 2012. Her role in the company is inspired by her desire to empower the younger generation to become financially literate and socially active change-makers across the world. She is an award-winning philanthropist, business and cultural consultant and is recognized as an innovative and strategic leader. Ms. McGeary Snider served as Policy Advisor on Arts and Culture, Commonwealth of Pennsylvania, under Governor Edward G. Rendell’s administration. She serves on numerous national and international philanthropic boards focusing on education advocacy and cultural enrichment. Ms. McGeary Snider received The President’s Volunteer Service Award for her distinguished contributions in philanthropy. Her expertise and success in fund raising, networking and marketing brings strength to the board’s collective qualifications, skills and experience.

"Being a part of building a safe and easy way for the younger generation to be financially literate social change agents is an inspiring opportunity. I am proud to serve as chair of the board of directors and to be a part of a team that is focused and dedicated to creating tools that empower our youngest generation,” said Ms. McGeary Snider about her new role as Chairman of the Board for Virtual Piggy.

"I am thrilled to be collaborating with Käthe Anchel, whose deep and respected experience in the e-commerce industry and hands-on insights as an active mother will inform and guide our dedication to serve the expanding and promising world of young mobile consumers; our future," added Ms. McGeary Snider in regards to the addition of Ms. Anchel to Virtual Piggy’s leadership.

"I’m pleased to be leading this mission and joining at the same time as Martha, whose record of nurturing organizations for social change will be critical to propelling us forward," said Ms. Anchel.

Oink promotes financial management while empowering millennials and generation Z to make purchasing, saving and other money management decisions for themselves, within set boundaries. Oink’s technology serves as a digital wallet, supported by the Oink Card, a Discover prepaid card that allows safe and secure transactions.

For information about Oink visit www.oink.com

About Virtual Piggy, Inc.
Virtual Piggy, is the provider of Oink, a secure online and in-store youth wallet. Oink enables kids and teens to manage and spend money within parental controls while gaining valuable financial management skills. In addition to the Oink Card, named Best in Category in the Head of the Class category of the 2015 Paybefore Awards, the technology company also delivers payment platforms designed for the under 21 age group in the global market and enables online businesses the ability to function in a manner consistent with the Children’s Online Privacy Protection Act (COPPA) and similar international children’s privacy laws. The company, based in Hermosa Beach, CA, is on the Web at: www.oink.com and holds three technology patents, US Patent No. 8,762,230, 8,650,621 and 8,812,395.

Safe Harbor Statement
All statements herein other than statements of historical facts are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Such statements are not guarantees of future performance and are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. Such factors include, but are not limited to, our ability to raise additional capital, our limited operating history and revenue, our ability to attract and retain qualified personnel, our dependence on third party developers, our ability to develop new services, market acceptance of our services, legislative, regulatory and competitive developments, enforcement of our intellectual property, general economic conditions, as well as other factors set forth under the caption "Risk Factors" in our Forms 10-K filed with the SEC, and other filings with the SEC.

Contact:
Oink
info@oink.com
1221 Hermosa Ave,
Hermosa Beach, CA
(310) 853-1950

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